Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	donnaegan@sprouts.com

SPROUTS FARMERS MARKET

ANNOUNCES LEADERSHIP SUCCESSION

Doug Sanders Appointed Executive Chairman of the Board

Amin Maredia to Succeed Doug Sanders as Chief Executive Officer

Jim Nielsen Appointed President and Chief Operating Officer

PHOENIX, Ariz. – (Globe Newswire) – August 6, 2015 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced that, effective August 6, 2015, as part of the company’s established leadership succession plan, Doug Sanders, the company’s current president and chief executive officer and member of the board of directors, has been appointed executive chairman of the board. Amin Maredia, chief financial officer, will ascend to the position of chief executive officer, and Jim Nielsen, chief operating officer, will assume the position of president and chief operating officer.

“On behalf of the board of directors, I would like to congratulate Doug, Amin and Jim on their new roles,” said Andrew Jhawar, chairman of the board. “This transition is the result of our board’s deliberate succession planning process, and I am pleased that this same team will continue to lead Sprouts into the future. During their respective tenures at Sprouts, both Amin and Jim have proven they are the right leaders to guide Sprouts, and Doug’s appointment to the executive chairman role will allow him to continue to provide strategic direction for the company.”

“I also want to thank Doug for his outstanding contributions to Sprouts since its founding,” continued Jhawar. “Doug has helped to lead Sprouts from a single store in 2002 through our transition into a publicly traded company with over 200 stores in 13 states coast to coast, and I look forward to continuing to work with Doug on our board of directors.”

“I am truly grateful to have been part of Sprouts from its beginning and thank the board of directors and all 20,000-plus team members,” said Sanders. “I strongly believe Sprouts has the team, foundation and strategy in place to achieve long-term success, and I am excited to continue to be part of the strategic direction of Sprouts serving as executive chairman of the board.”

“I am so honored to succeed Doug as CEO of Sprouts, and I know we will continue to be nimble, innovative and customer-focused to deliver on our mission of ‘Healthy Living for Less,’” said Maredia. “There has never been a more exciting time for our company as consumers’ expectations of grocery stores continue to evolve. I look forward to working closely with Doug as executive chairman, the board of directors, Sprouts’ exceptional leadership team and its committed team members in growing the brand successfully and profitably in the years ahead.”

“My appointment as president and chief operating officer of Sprouts is incredibly humbling,” said Nielsen. “Through innovation and execution, we will drive operational excellence and focus on growth opportunities to expand our footprint while delivering value to our customers. Our dedicated team members will continue to educate, empower and inspire our customers who want to eat healthier and lead a better life.”

The company also has appointed Susannah Livingston, vice president of investor relations and treasury, as its interim chief financial officer, until the company completes its search for a new chief financial officer. Livingston has over 25 years of financial, treasury and investor relations experience, including the last two years with Sprouts, serving as its vice president of investor relations and treasury since January 2015, and vice president of investor relations and communications from April 2013 to December 2014. Her experience includes financial roles with increasing responsibility at Solutia Inc., a global manufacturer of performance materials and specialty chemicals.

About Sprouts Farmers Market

Sprouts Farmers Market, Inc. is a healthy grocery store offering fresh, natural and organic foods at great prices. We offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts employs more than 20,000 team members and operates more than 200 stores in 13 states. For more information, visit www.sprouts.com or @sproutsfm on Twitter.

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